EXHIBIT 99.2

CORPORATE PARTICIPANTS

John Jacunski

PH Glatfelter Co. — SVP, CFO

Dante Parrini

PH Glatfelter Co. – Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst

James Armstrong

Vertical Capital — Analyst

Stuart Benway

Standard & Poor’s — Analyst

PRESENTATION

Operator

Good morning. My name is Michelle and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter’s third-quarter earnings release conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).

I would now like to turn the call over to Mr. John Jacunski. Please go ahead, sir.

John Jacunski - PH Glatfelter Co. — SVP, CFO

Thank you, Michelle. Good morning and welcome to Glatfelter’s third-quarter earnings conference call. I am John Jacunski. I am the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we’ll use the term adjusted earnings as well as other non-GAAP financial measures. The reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides. We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2010 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements.

These forward-looking statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Thanks, John. Good morning and thank you for joining our call today. Earlier this morning, we reported earnings for the third quarter and slide three of today’s presentation summarizes these results. Adjusted earnings came in at $0.28 per share in the quarter compared to $0.36 last year.

Our businesses again generated strong top-line results reporting net sales of $416 million, a 10% increase and another quarterly record. Composite Fibers revenue of $125 million was the third consecutive quarterly record and 20% better than 2010. This growth was driven by a 6% improvement in shipments including a substantial increase in single-serve coffee filter papers.

On a year-to-date basis, shipments of single-serve coffee and tea products are up 9%. We are well-aligned with the leading global single-serve coffee and tea producers, and we expect continued strong growth in this area of our business.

With our current operations nearly at capacity, last Thursday, we announced a $50 million investment to expand Composite Fibers inclined-wire capacity by nearly 20%. This expansion will enable us to continue to support the growth of our key customers around the world.

Advanced Airlaid Materials also delivered an impressive quarter, including a 14% increase in revenue as a result of strong shipments of feminine hygiene products. From an earnings perspective, our Advanced Airlaid Materials business continued to enhance its performance through solid execution of our continuous improvement initiatives, which allowed us to more than triple operating income versus a year ago and increase 11% from Q2.

Significantly higher input costs adversely impacted our consolidated results by $0.20 per share during the quarter and outpaced selling price increases. While this hurt each of our businesses this quarter, Specialty Papers experienced the most significant cost inflation of more than $8 million, which greatly reduced profitability for the quarter.

Specialty Papers delivered improved top line results and shipments again outperformed the broader uncoated freesheet market. However, rising input costs, higher maintenance costs to improve machine reliability, and severe weather conditions from Tropical Storm Lee caused a 26% reduction in operating earnings. This has been a more volatile year for Specialty Papers earnings than we have typically seen, driven by the differing pace at which selling prices and input costs have moved.

However, we expect pulp prices to moderate in Q4 with full year 2011 operating profit for this business finishing in line with 2010 while again generating substantial free cash flow for the Company.

Looking at our results on a year-to-date basis, adjusted earnings per share are 21% higher than 2010, reflecting the impressive profit growth achieved by Composite Fibers and Advanced Airlaid Materials. We continue to generate healthy free cash flow which totals $36 million so far this year. After several years of lower investment due to economic conditions, we have increased our capital expenditures for maintenance, cost reduction initiatives and to improve production efficiency. And although we have invested in working capital to support our growth, our metrics remain in line with our expectations.

The strength of our balance sheet and cash flow profile provides us with the capacity and flexibility to continue funding our growth initiatives. As I mentioned earlier, last week we announced plans for a $50 million investment in Composite Fibers to support its global growth opportunities and we continue to execute a $50 million share purchase program initiated in April, all while maintaining our current annual dividend of $0.36 per share.

These actions underline our confidence in our ability to generate sustainable cash flows and deliver value to our shareholders. Let me now turn the call over to John to provide more in-depth comments on this quarter’s results. John.

John Jacunski - PH Glatfelter Co. — SVP, CFO

Thank you, Dante. On a GAAP basis, we reported net income of $13 million or $0.28 per share for the third quarter compared with $39.4 million and $0.85 per share a year ago. The prior year amounts included $23.1 million or $0.50 per share from Cellulosic Bio-fuel production credits.

Slide four in this morning’s presentation shows the bridge of our adjusted earnings per share for the year-over-year comparison. For the third quarter, we earned $12.8 million or $0.28 per share on an adjusted earnings basis after excluding gains on sales of Timberland compared to $16.7 million or $0.36 per share last year. Composite Fibers’ improved results added $0.01 per share to this quarter’s earnings and Advanced Airlaid Materials added $0.05 per share. This was more than offset by a $0.10 decline in earnings from Specialty Papers and as I indicated on our last call, we recorded a $0.03 per share pension charge during the quarter.

Slide five shows more details for Specialty Papers where operating income declined $6 million in the year-over-year comparison. Net sales increased nearly 4% to $225.4 million, benefiting from higher average selling prices and a 2% improvement in shipments which again beat the broader UFS market, which was down 3.6%. This continues a seven-year trend of our performance compared to the broader market.

The volume growth was again led by increased shipments of forms, envelope and engineered products which offset declines in book and carbonless products. Third-quarter results were adversely impacted by higher input costs which rose $8.4 million and outpaced the realization of higher selling prices by $3.8 million. Input costs were higher almost across the board. Wood costs increased by $2.7 million driven by very wet weather, causing us to source wood from longer distances and by higher fuel costs. We also experienced increases in starch, caustic, and fuel oil by a total of $3 million.

Pulp prices were down slightly compared to last year but are expected to fall more significantly in Q4.

Maintenance-related costs also increased this year, driven in part by efforts to improve paper machine reliability at our Ohio facility, and we incurred costs associated with severe weather conditions. During the quarter, Tropical Storm Lee caused extensive flooding in parts of Pennsylvania and disrupted our operations, costing us $1.1 million during the quarter.

Slide six shows Specialty Papers year-to-date performance where operating income is down only slightly, and we expect full-year 2011 operating income to be in line with 2010 as lower pulp prices will help Q4 results.

Moving to Composite Fibers on slide seven, you see operating income for this business increased 4% compared to the third quarter of 2010. From a revenue viewpoint, Composite Fibers reported its third consecutive record quarter. Net sales increased $21 million or 20% in a year-over-year comparison. This growth was from a 6% increase in shipping volumes and an improved mix led by double-digit increase in single-serve coffee products, and $2.7 million from higher selling prices. Currency translation added $7.7 million to net sales.

The benefits from higher selling prices were more than offset by broad-based increases in fiber and energy costs, totaling $3.8 million. The most significant increases were for synthetic fibers, base paper used in our metallizing operations and natural gas.

We continue to see very attractive growth opportunities in both single-serve coffee applications and tea products, and we recently announced a significant investment to expand capacity to serve our customers. Composite Fiber’s results for the third quarter included approximately $400,000 of cost related to this project.

Turning to slide eight Advanced Airlaid Materials operating income of $4.1 million represents this business’s best performance since becoming part of Glatfelter in early 2010. The $3 million increase in profitability was led by improved operating efficiencies and cost reduction efforts, which contributed $2.5 million in the comparison.

Net sales increased $8.2 million or 14%, reflecting higher selling prices and a 4.5% increase in shipments, driven by feminine hygiene products. Net sales also benefited $2.7 million from foreign currency translations. A $2.9 million benefit from improved selling prices was substantially offset by higher raw material and energy costs.

During October, we completed our previously announced $7.6 million investment in additional festooned converting capacity that we believe will provide further profit improvement opportunity for this business. Demand for festoon products is high and this investment will allow us to serve our customers with a more value-added product and will also improve our operating margins. We are currently in the start-up phase of this project and it should begin to add to earnings in 2012.

Slide nine outlines a few other financial highlights for the quarter. As I discussed during our second-quarter call, we recorded an after-tax charge of $1.2 million during the third quarter for the normal pension accounting expenses associated with the retirement of our former CEO.

Our $50 million share buyback program is proceeding well. During the quarter, we purchased 1.7 million shares at an average price of $13.55. This brings our total purchases through the end of Q3 to 2 million shares or 4% of our total shares outstanding for an aggregate purchase price of $27.5 million. This reduced our diluted shares outstanding for Q3 by 908,000 and added less than $0.01 to earnings per share for the quarter. The current authorization expires in March of 2012 and with the 0.5 million shares we repurchased in October, we expect to complete the program by the expiration date.

Turning to slide 10, you see we generated $36.5 million of free cash flow so far in 2011. This includes $17.8 million of cash tax benefits from the Cellulosic Bio-fuel credit and a $21 million increase in capital spending, including the $7.6 million investment in festooning capacity. We have also invested $18.5 million in working capital to fund the revenue growth we generated. However, our overall working capital base remains in line with 2010 year end.

Capital expenditures totaled $44.6 million year-to-date compared with $23.3 million in 2010. For all of 2011, CAPEX is expected to be $60 million to $65 million compared with total depreciation expense estimated at $68 million. In 2012, capital expenditures are estimated to be $95 million to $100 million. This includes $35 million of the $50 million investment we recently announced to expand capacity to serve Composite Fibers’ growing markets.

As shown on slide 11, pension expense totaled $8.1 million thus far in 2011, compared with $6.9 million in 2010. The 2011 amount includes a charge I mentioned earlier. On a full-year basis, we expect to recognize $10.1 million of expense. Our qualified pension plans remain overfunded and we are not required to make cash contributions this year nor do we expect to have to make cash contributions for the foreseeable future.

Slide 12 summarizes our strong balance sheet. Despite using $27 million for share repurchases and $13 million for dividend payments this year, our cash balances increased to $98 million. We also have over $200 million available under our revolving credit facility and our leverage on the net debt basis is low at 1.2 times.

This concludes my remarks, so I’ll turn the call back to Dante.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Thank you, John. Before opening the call for your questions, I have a few comments on our outlook which are summarized on slide 12.

Economic conditions and sovereign debt concerns provide continued uncertainty in the global business environment. To this point we have seen isolated pockets of weakness in our business, but no major impacts. We have performed well during the turmoil of the last few years and we expect our businesses will continue to perform well in these uncertain economic times.

Specialty Papers has been successful in growing revenue and keeping its machines full by leveraging opportunities from its market-leading positions, product diversification and superior customer service. And we expect Composite Fibers and Advanced Airlaid Materials to continue to be the global growth engines of Glatfelter.

During Q4, we expect to see stable market conditions across all of our businesses. However, shipments are expected to be lower than Q3 due to normal seasonality as customers manage year-end inventory levels. For the most part, we expect slowing inflationary pressures, particularly in Specialty Papers where purchased pulp costs are easing from recent highs.

Our commitment to cost control, continuous improvement, and operational excellence will remain a top priority as we continue to work to improve our profitability. And we are very excited about the $50 million investment we are making to expand capacity to serve customers in Composite Fibers’ growing global markets.

The return on this investment is very attractive as we expect to achieve a 15% to 20% return within three years. This investment is further evidence of our confidence in the long-term profitable growth of this business and our commitment to maximizing its potential.

Finally, I continue to believe we are well-positioned to generate value for shareholders over the long term. I continue to expect our leading positions in global growth markets’ commitment to continuous improvement and strong balance sheet to serve our shareholders well into the future. We look forward to updating you on our progress during future calls.

At this time, I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mark Wilde.

Mark Wilde - Deutsche Bank — Analyst

Good morning. Thank you. Can we start out just by talking about the capital budget going forward? I am curious, first of all, with the Gernsbach project that you announced last week, can you give us a timing on which years that $50 million is going to drop into? And then, do you have any contractual arrangements for volume coming out of the expansion?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Sure, I’m happy to address both of your questions. In terms of our CAPEX for 2012, we expect to spend about $35 million for the G10 rebuild in 2012. And so if you add that to our $60 million to $65 million which is consistent with 2011, that should give you a feel for CAPEX cash flows.

Mark Wilde - Deutsche Bank — Analyst

Okay and is that remaining $15 million, is that coming kind of part of that this year and part of that in 2013?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

No. It’s mostly 2013.

Mark Wilde - Deutsche Bank — Analyst

All right. And then, can you also just as we think about the three businesses broadly, how are you spending capital relative to depreciation in each of the businesses?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

I would say generally speaking we have been spending at or below depreciation, especially in North America. The overall split enterprise-wide is a little more heavily weighted towards the global growth markets of Composite Fibers and Advanced Airlaid Materials. John, do you have anything you want to add to that?

John Jacunski - PH Glatfelter Co. — SVP, CFO

No, I guess Specialty Papers generally has been below, slightly below depreciation and as you said we are spending a little bit more on Composite Fibers and Advanced Airlaid Materials.

Mark Wilde - Deutsche Bank — Analyst

Is it possible to get a little more detail in North America? Because it seems like the mill out in Ohio took a lot of capital under prior owners. In Spring Grove, there was a new pulp mill that went in in the early ‘90s, so I would actually be — think that you would be able to spend well under depreciation at those two sites. Particularly given where the markets are headed.

John Jacunski - PH Glatfelter Co. — SVP, CFO

Yes, I think you need to keep in mind that the purchase price that we paid for the Chillicothe facility was quite low. So we paid $80 million and as part of the purchase accounting, we received about $87 million of working capital. So there’s really virtually no fixed asset basis in that investment. Any fixed assets we have in the balance sheet today for that business are what we have invested since we acquired it.

So typically, we are investing below depreciation levels for Spring Grove. But we are investing above depreciation levels for Chillicothe because we have very little fixed asset basis on our books because of the purchase price. Keep that in mind as you consider what level — the level at which we are investing.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then, can you give us, John, some sense that the incremental maintenance that you spent in the third quarter in Specialty Papers?

John Jacunski - PH Glatfelter Co. — SVP, CFO

Sure. Our — if you look at the slide that shows the waterfall from earnings, we have a $3.1 million negative variance on operations. We talked about Tropical Storm Lee being about $1.1 million. And then the balance, that $2 million, there is a little bit of just typical cost inflation in there, but the balance of it is related to the maintenance type cost, including the impact of having to take a little bit of downtime in that business to do the maintenance.

Mark Wilde - Deutsche Bank — Analyst

And if we step over to the Airlaid business, can you give us a sense in that business of both what the operating rate is in the business and then what’s your target EBIT margins in that business?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

On a year-to-date basis, we are at about 80% capacity — 87% capacity utilization. Q3 was 90%. So, those markets continue to grow and we have grown our volumes substantially and we have grown them above market since we have owned the business.

John Jacunski - PH Glatfelter Co. — SVP, CFO

From a margin perspective, Mark, our margins are approaching 10%. Certainly, we expect that in the near term our objective is to get our margins back to the level they were at when we acquired the business, which is about 12%, and certainly we will take it from there. But our near-term objective is to get our margins back to the levels they were at when we acquired the business.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Yes, and those are EBITDA margins.

John Jacunski - PH Glatfelter Co. — SVP, CFO

Correct, that’s right.

Mark Wilde - Deutsche Bank — Analyst

So it is a 12%, 12.5% per EBITDA, not a 12%, 2.5% operating margin you are trying to get to in that business? That right?

John Jacunski - PH Glatfelter Co. — SVP, CFO

That’s right.

Mark Wilde - Deutsche Bank — Analyst

All right. Then, the pulp impact that you mentioned in the fourth quarter, can you just remind us, in the North American business, how much pulp you are purchasing?

John Jacunski - PH Glatfelter Co. — SVP, CFO

Sure, in the fourth quarter it will be 25,000 to 30,000 probably closer to low end of that range. On an annualized basis we are buying about 120,000 tons a year.

Mark Wilde - Deutsche Bank — Analyst

Okay and just a ballpark number for how much you might think that that price is going to be down in the fourth quarter? Just based on what you can see right now.

John Jacunski - PH Glatfelter Co. — SVP, CFO

The price announcements are continuing to be made, lower price announcements. Our guess is it’s probably about $50 a ton. Lower in Q4 versus Q3.

Mark Wilde - Deutsche Bank — Analyst

Okay. So that suggests that it is something shy of $1 million quarter to quarter impact. Is that right?

John Jacunski - PH Glatfelter Co. — SVP, CFO

It would be more $1.25 million.

Mark Wilde - Deutsche Bank — Analyst

Sorry, I’m sorry — about $1.25 million.

And then, could you update us on land sales? It looks like there were some small land sales in the quarter. I just — I can’t remember quite how much you got left. I assume it’s still not a great market to unload a lot of land in.

John Jacunski - PH Glatfelter Co. — SVP, CFO

No, that’s correct. We sold about 250 acres in the third quarter at about $2,000 an acre. It was in Pennsylvania. As we have talked before you know if there is an opportunity to sell land, it is more likely in Pennsylvania where there is a more of a recreational market. But we don’t expect significant land sales in the near term, given the market conditions. And we have about — still have about 32,000 acres remaining, split between Northern Virginia, Delaware, and Pennsylvania, maybe about 12,000 acres in Pennsylvania, and about 10,000 in Virginia and about 8,000 or so in Delaware.

Mark Wilde - Deutsche Bank — Analyst

That sounds good. I’ll turn it over. Thanks.

Operator

James Armstrong from Vertical Research.

James Armstrong - Vertical Capital — Analyst

Good morning. First question, in what commodity did you see the most cost inflation excluding pulp? And as we look forward into the fourth quarter, what are you seeing on the cost side?

John Jacunski - PH Glatfelter Co. — SVP, CFO

I would say that wood costs, we had the most inflation in would cost during the quarter. And again there was an impact of both the wet weather where we had to go longer distances to source our wood and certainly transportation costs, higher fuel costs contributed to the landed cost at the mill.

You know, our expectation, as we go into Q4, we see generally stable pricing with the exception of purchased pulp. We have lower purchased pulp cost in our Composite Fibers business, but we are also seeking some inflation pressure in our back of fiber prices and our synthetic fiber prices that will generally offset any benefit we get from lower wood pulp costs. But we do expect that in Specialty Papers, wood pulp cost would be down and the balance of our input cost would be about flat.

James Armstrong - Vertical Capital — Analyst

That helps. Switching gears a little, as the festooning capacity comes online, does that product demand better prices and if so by how much per ton?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

The festooned products do carry a premium with them for the additional converting step, and we do expect that should improve our mix of products sold in North America, predominantly in 2012. In terms of exactly what the up charges, we haven’t disclosed that publicly. There’s some proprietary technology. I don’t know, John, how you might choose to offer guidance in that regard.

John Jacunski - PH Glatfelter Co. — SVP, CFO

No, there’s some competitively sensitive information there because this is a discrete operation that is priced separately so that’s not something we’d — we like to disclose.

James Armstrong - Vertical Capital — Analyst

Fair enough. And lastly, just on Tropical Storm Lee, how many tons do you expect you lost during that tropical storm and was there any maintenance or anything associated with repairs due to that storm?

John Jacunski - PH Glatfelter Co. — SVP, CFO

I don’t recall exactly the lost production. It was in terms of say about a day of downtime, maybe a day and a half. It was — I think the bigger cost was really just the cost to fix the problems from the amount of water. It’s interesting that we were surrounded by floods and our issue was we couldn’t get enough water to run our mill because of plugging of intakes and things of that sort.

So it didn’t have a significant impact on overall production. But there were some costs and a little bit of downtime to fix it.

James Armstrong - Vertical Capital — Analyst

Okay, that helps. Thank you very much.

Operator

(Operator Instructions). Stuart Benway from S&P Capital.

Stuart Benway - Standard & Poor’s — Analyst

Good morning. Just a little more on input cost in Specialty Papers. I mean, you say costs will be in line except for lower pulp costs but aren’t pulp costs like a major part of your overall cost in that business?

John Jacunski - PH Glatfelter Co. — SVP, CFO

Yes. That’s exactly right which is why we are trying to provide a little bit of additional guidance on that separately. So as we spoke earlier, we will use in the fourth quarter we will use between 25,000 and 30,000 tons of purchased pulp and we expect prices to be down on the order of $50 a ton.

The balance of our input cost we expect to be generally flat from Q3 to Q4.

Stuart Benway - Standard & Poor’s — Analyst

And those are things like starch, caustic and fuel oil?

John Jacunski - PH Glatfelter Co. — SVP, CFO

Yes.

Stuart Benway - Standard & Poor’s — Analyst

What do you think is driving the growth in the single-serve category in Composite Fibers? Some of it I guess has to do with the shift in Asia from loose tea to tea bags and maybe I guess use of more flavored coffees in the office pantry. Are those some of the factors that you see?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

I’ll be happy to provide a little more color. Let’s just speak categorically. Our view of the tea market worldwide says that that is going to grow 4% to 5% as certain regions of the world transition from loose to packed teas as you pointed out in your question. And we are a leading provider of those materials to the major market makers around the world. So we believe we are well-positioned to participate in market growth.

When it comes to single-serve coffee, there has been a lot of news in the press about the success of various companies and, again, we are the leader in that particular category and have strong supply positions with major players who are looking to Glatfelter to be able to support their continued growth. And that was the impetus behind the investment in adding more inclined-wire capacity to serve single-serve coffee, tea, as well as some of our other specialty niche markets.

Stuart Benway - Standard & Poor’s — Analyst

And do you have any kind of a rough breakdown for your sales into let’s say Asia versus North America versus Europe in that category?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

When you say in that category —

Stuart Benway - Standard & Poor’s — Analyst

Well, yes, the business, the overall — the composite materials as a total — Composite Fibers.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

I think what we have shared publicly is that about 35%, 37% of our sales are outside of North America. The biggest region is continental Europe. We do have revenue in Asia Pacific, Latin America, Middle East Africa, although they are smaller components.

John, I don’t know if you have more specifics that you would like to share.

John Jacunski - PH Glatfelter Co. — SVP, CFO

I would say that in Asia-Pacific out of Composite Fibers, who has more revenue going there than our other businesses, it is about 10% of their overall revenue.

Stuart Benway - Standard & Poor’s — Analyst

And growing, I’m assuming?

John Jacunski - PH Glatfelter Co. — SVP, CFO

Generally, yes.

Stuart Benway - Standard & Poor’s — Analyst

You talked about weather as being a problem in the third quarter. It has been a problem in the Northeast here for a while now, but do you expect any problems from the most recent snowstorm here?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

No.

John Jacunski - PH Glatfelter Co. — SVP, CFO

No, I think —. No, we’re not worried about it.

Stuart Benway - Standard & Poor’s — Analyst

Okay, good. Thank you.

Operator

Mark Wilde from Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Just a few follow-ups. You mentioned that carbonless and book volumes were both down. Can you just give us an order of magnitude on the decline in both of those businesses?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Sure. If you look on year-over-year basis, book publishing volumes were down a little over 7%. And our carbonless products were down just under 5%. We have guided pretty consistently that our view of the market for carbonless is that it will continue to decline at a rate of 7% to 10%. So we did better than the market.

I would say that our book business was off a little bit more than normal and I would attribute that to most predominantly to a later fall book season than we would typically experience. Sometimes the volume turns up in September, sometimes it turns up in October. This year, we saw transition of more of the fall book season showing up in October.

But on a sequential quarter basis, our book volumes were up versus Q2.

Mark Wilde - Deutsche Bank — Analyst

Okay, and how are you thinking about that sort of the trend rate of decline in that business? Has the — have the iPAD and other things changed your view on that?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

I think we have been pretty consistent in addressing this question as well. That our internal estimates are a 3% to 5% decline rate for the book business. We are planning around that. I’ll call your attention to the fact that we are now in our seventh consecutive year of outperforming, from a shipment standpoint, the broader uncoated freesheet market and that is a testament to the new business development and new product government capabilities we have and the flexibility across our asset base in North America.

So we continue to plan for that. Our book business is still an important part of our business. It is a part of the legacy Glatfelter business. We have strong brand equity. We do have a leadership position in the uncoated freesheet space for book publishing and we will continue to serve that market well and be there for our customers.

However, we are — in terms of planning and capacity utilization, we are making sure that we have contingency options that allow us to run full and to generate the free cash flows this part of the business has been generating and that is so important to our overall strategy.

Mark Wilde - Deutsche Bank — Analyst

And then, Dante, over at Gernsbach once you get this latest machine conversion, how much of the output at Gernsbach is now on inclined-wires?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

It will be 100% with the exception of our metallized business.

Mark Wilde - Deutsche Bank — Analyst

Okay.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

This is the last flat wire machine we have within the Composite Fibers business unit.

Mark Wilde - Deutsche Bank — Analyst

Okay. And what should we assume in that Composite Fibers business? What are you —? What might we think of as kind of a normalized EBITDA margin in that business once you make the conversion? Do you have any sense?

John Jacunski - PH Glatfelter Co. — SVP, CFO

We haven’t provided sort of a three-year outlook on our margins, but I think the after-tax return expectations we provided will give you an ability to get a sense for what our expected impact on operating profit is. But we haven’t provided that kind of a three-year outlook and we are not going to start now.

Mark Wilde - Deutsche Bank — Analyst

And I just wonder also with the capital going into Gernsbach, I think you have also been looking at whether you wanted to move that Composite Fiber business into other parts of the world from a production standpoint. Any thoughts on that?

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Sure. We view our markets as global markets, and as part of the analysis and assessment we considered a variety of factors that ranged from how we best serve our customers and we felt that, given the fact that we were approaching full capacity and that these markets are growing, we wanted a solution that would give the markets confidence that we would have the additional capacity available and ready when the market required it.

The risk profile of converting an established flat wire machine in Gernsbach versus going greenfield somewhere else, trying to buy brownfield and retrofit, was a more attractive risk profile. And all of those things added up to a better return profile. And given the focus that this management team has on capital efficiency and improving our return on capital employed over time as a means of delivering long-term value to our shareholders, we felt this was the best way to balance serving markets, getting the risk profile that we are most comfortable with and being prudent with the use and deployment of capital.

Mark Wilde - Deutsche Bank — Analyst

Very good. Listen, good luck in the fourth quarter, Dante.

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Thanks.

Operator

(Operator Instructions).

Dante Parrini - PH Glatfelter Co. — Chairman and CEO

Okay. Well, thank you again for joining us today. We appreciate your questions and your interest in Glatfelter. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.